------------------------------
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                 STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person*


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   (Last)                           (First)             (Middle)

   McCracken,                       Renee
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                                    (Street)

   1069 South Alfred Street
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   (City)                           (State)              (Zip)

   Los Angeles,                     CA                   90035
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2.   Issuer Name and Ticker or Trading Symbol

   Reel Staff, Inc., (RELS)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Day/Year

   September 1, 2002
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5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [ ]  Director                             [ ]  10% Owner
     [ ]  Officer (give title below)           [X]  Other (specify below)

    former officer, director and 10% owner
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by more than One Reporting Person
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



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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                              6.Owner-   7. Nature
                                                                                            5. Amount of      ship        of
                                                               4.Securities Acquired (A) or    Securities     Form:       Indirect
                                                                 Disposed of (D)               Beneficially   Direct      Beneficial
                              2A. Deemed        3.Transaction    (Instr. 3, 4 and 5)           Owned at End   (D) or      Ownership
1.Title of   2. Transaction       Execution if    Code           ---------------------------   of Month       Indirect    (Instr. 4)
 Security       Date              any             (Instr. 8)                                   (Instr. 3      (I)
(Instr. 3)      (Month/Day/Yr)    (Month/Day/Yr)  ------------              (A) or             and 4)         (Instr. 4)
                                                  Code     V     Amount     (D)        Price
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

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Common Stock     09/01/02                          S            11,914,000   D        $.0012      0
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

Table II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
           2.                                                                                             Deriv-    of
           Conver-            3A.              5.                              7.                         ative     Deriv-   11.
           sion               Deemed           Number of                       Title and Amount           Secur-    ative    Nature
           or                 Exe-             Derivative    6.                of Underlying     8.       ities     Secur-   of
           Exer-              cution  4.       Securities    Date              Securities        Price    Bene-     ity:     In-
           cise     3.        Date,   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
           Price    Trans-    if any  action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.         of       action    (Month/ Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of   Deriv-   Date      Day/    (Instr.   (Instr. 3,    ----------------           or      Secur-   of        direct   Owner-
Derivative ative    (Month/   Year)   8)       4 and 5)      Date     Expira-            Number  ity       Month    (I)      ship
Security   Secur-   Day/              ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3) ity      Year)             Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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


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
Explanation of Responses:

Shares were cancelled by Issuer.

    /s/ Renee McCracken                                         09/03/02
---------------------------------------------            ----------------------
      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*      If the form is filed by more than one reporting person, see Instruction
       4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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